EXHIBIT 10.18

FORM OF
UGI CORPORATION
2021 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

This RESTRICTED STOCK UNIT GRANT, dated _________ (the “Date of Grant”), is delivered by UGI Corporation (“UGI” or “Company”) to you (the “Participant”).
RECITALS
The UGI Corporation 2021 Incentive Award Plan (the “Plan”) provides for the grant of restricted stock units with respect to shares of common stock of UGI (“Shares”). The Board of Directors of UGI (the “Board”) has decided to grant Restricted Stock Units to the Participant subject to the terms of the Plan and in the attached Terms and Conditions. Each capitalized term not defined herein shall have the meaning assigned to such term in the Plan.
NOW, THEREFORE, the parties to this Award Agreement, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units.
(a) Subject to the terms and conditions set forth in this Award Agreement and in the Plan, UGI hereby grants to the Participant ______________ Restricted Stock Units (hereinafter “Stock Unit”) as also specified in the Grant Summary. The Stock Units are granted with Dividend Equivalents (as defined in the Plan).
(b) UGI shall keep records in an Account (as defined in Section 5) to reflect the number of Stock Units and Dividend Equivalents credited to the Participant. Fractional Stock Units shall accumulate in the Participant’s Account and shall be added to other fractional Stock Units to create whole Stock Units.
2.Events Requiring Redemption of Stock Units.
The Company shall redeem Stock Units credited to a Participant’s Account only at the times and in the manner prescribed by the terms of this Section 2.
(a)Death. In the event a Participant dies, the Company shall redeem all of the Stock Units then credited to the Participant’s Account as of the date of the Participant’s death, based on the Unit Value of the Stock Units credited to the Participant’s Account as of the date of the Participant’s death. An amount equal to 65% of the aggregate Unit Value will be paid in the form of whole Shares (with fractional Shares paid in cash), and the remaining 35% of the aggregate Unit Value will be paid in cash. The redemption amount shall be paid to the Participant’s estate within 60 business days after the Participant’s death.
(b)Separation from Service. In the event a Participant Separates from Service, the Company shall redeem all of the Stock Units then credited to the Participant’s Account as of the date of such Separation from Service, based on the Unit Value of the Stock Units credited to the Participant’s Account as of the date of the Participant’s Separation from Service. An amount equal to 65% of the aggregate Unit Value will be paid in the form of whole Shares (with fractional Shares paid in cash), and the remaining 35% of the aggregate Unit Value will be paid in cash, within 30 business days after the date of the Participant’s Separation from Service.
(c)Change in Control. In the event of a Change in Control, the Company shall redeem all the Stock Units then credited to the Participant’s Account. The redemption amount shall be paid in cash on the closing date of the Change in Control (except as described below). The amount paid shall equal the product of the number of Stock Units being redeemed multiplied by the Unit Value at the date of the Change in Control. However, in the event that the transaction constituting a Change in Control is not a change in control event under section 409A of the Code, the Participant’s Stock Units shall be redeemed and paid in cash upon Separation from Service or death on the applicable date described in subsection (a) or (b) above (based on the aggregate Unit Value on the date of Separation from Service or death as determined by the Administrator), instead of upon the Change in Control pursuant to this subsection (c). If payment is delayed after the Change in Control, pursuant to the preceding sentence, the Administrator may provide for the Stock Units to be valued as of the date of the Change in Control and interest to be credited on the amount so determined at a market rate for the period between the Change in Control date and the payment date.
(d)Effect on Outstanding Stock Units and Dividend Equivalents. The provisions of this Section 2 relating to the medium of payment (i.e., payment in cash or in a combination of cash and Shares) shall apply to all outstanding Stock Units and Dividend Equivalents.
(e)Section 409A. Stock Units and Dividend Equivalents shall meet the requirements of section 409A of the Code or an exemption from such requirements. If an Award is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change in Control shall only be made upon a “Change in Control event” under section 409A of the Code, (iv) unless the Award Agreement specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(f)Deferral Elections. Notwithstanding the foregoing, a Non-Employee Director may make a one-time, irrevocable election to elect to have all of the Non-Employee Director’s Stock Units credited to the Non-Employee Director’s account under the Deferral Plan on the date of the Non-Employee Director’s Separation from Service, in lieu of the redemption and payments described in subsections (a) or (b). If the Non-Employee Director makes a deferral election, the Non-Employee Director’s Stock Units will be credited to the Non-Employee Director’s account under the Deferral Plan at Separation from Service and the amount credited to the Deferral Plan shall be distributed in accordance with the provisions of the Deferral Plan. If the Non-Employee Director makes a deferral election and a Change in Control occurs: (i) subsection (c) above shall apply if the Change in Control occurs before the Non-Employee Director’s Separation from Service and (ii) the terms of the Deferral Plan shall apply if the Change in Control occurs after or simultaneously with the Non-Employee Director’s Separation from Service. An election under this subsection (f) shall be made in writing, on a form and at a time prescribed by the Administrator and shall be irrevocable upon submission to the Corporate Secretary.
3.Dividend Equivalents with Respect to Stock Units.
(a)    Dividend Equivalents shall accrue with respect to the Stock Units and shall be payable subject to the same terms as the Stock Units to which they relate. Dividend Equivalents shall be credited with respect to the Stock Units from the Date of Grant until the payment date of the Stock Units.
(b)    On the last day of each Plan Year (as defined in Section 5), the amount of the Dividend Equivalents credited to the Participant’s Account during that Plan Year shall be converted to a number of Stock Units, based on the Unit Value (as defined in Section 5) on the last day of the Plan Year. In the event of a Change of Control (as defined in the Plan) or in the event the Participant dies or Separates from Service (as defined in Section 5) prior to the last day of the Plan Year, as soon as practicable following such event, and in no event later than the date on which Stock Units are redeemed in accordance with Section 2, UGI shall convert the amount of Dividend Equivalents previously credited to the Participant’s Account during the Plan Year to a number of Stock Units based on the Unit Value on the date of such Change of Control, death or Separation from Service.
(c)    Vested Dividend Equivalents will be paid at the same time and on the same terms as the underlying vested Stock Units are paid.
(d)    Notwithstanding anything in this Award Agreement to the contrary, the Participant may not accrue Dividend Equivalents in excess of $1,000,000 during any calendar year under all grants under the Plan.
4.Taxes. All payments under this Award Agreement are subject to applicable tax withholding.
5.Definitions. For purposes of this Award Agreement, the following terms will have the meanings set forth below:
(a)    “Account” means the Company’s bookkeeping account established pursuant to Section 3, which reflects the number of Stock Units and the amount of Dividend Equivalents standing to the credit of a Participant under the Plan.
(b)    “Committee” means the Compensation and Management Development Committee of the Board.
(c)    “Deferral Plan” means the UGI Corporation 2009 Deferral Plan, as amended from time to time.
(d)    “Plan Year” means the calendar year.
(e)    “Separates from Service” means the Non-Employee Director’s termination of service as a non-employee director and as an employee of the Company for any reason other than death and shall be determined in accordance with section 409A of the Code.
(f)    “Stock Unit” means an award of a phantom unit of Common Stock, specifically a Restricted Stock Unit or Performance Unit issued under the Plan.
(g)    “Unit Value” means, at any time, the value of each Stock Unit issued under the Plan, which value shall be equal to the Fair Market Value of a share of Common Stock on such date.
6.Grant Subject to Plan Provisions and Company Policies.
(a) This grant is made pursuant to the Plan, which is incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of

Stock Units and Dividend Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) adjustments pursuant to Article IX of the Plan and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
(b) All Shares issued pursuant to this Stock Unit grant shall be subject to any applicable policies implemented by the Board, as in effect from time to time.
7.No Other Rights Conferred. The grant of Stock Units shall not confer upon the Participant any right to be retained by or in the service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s service at any time.
8.No Shareholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares related to the Stock Units, unless and until certificates for Shares have been issued to the Participant or successor.
9.Assignment and Transfers. The rights and interests of the Participant under this Award Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Award Agreement after the Participant’s death shall be paid to the personal representative of the Participant’s estate, or the personal representative under applicable law if the Participant dies intestate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Award Agreement may be assigned by the Company without the Participant’s consent.
10.Compliance with Code Section 409A. Notwithstanding any other provisions hereof, this Award Agreement is intended to comply with the requirements of section 409A of the Code. For purposes of section 409A, each payment of compensation under this Award Agreement shall be treated as a separate payment.
11.Applicable Law. The validity, construction, interpretation and effect of this Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
12.Notice. Any notice to UGI provided for in this Award Agreement shall be addressed to UGI in care of the Corporate Secretary at UGI’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, UGI has caused its duly authorized officers to execute and attest this Award Agreement, and the Participant has executed this Award Agreement, effective as of the Date of Grant.

Attest:	UGI Corporation By:

I hereby (i) acknowledge receipt of the Plan incorporated herein, (ii) acknowledge that I have read the Award Agreement and understand the terms and conditions of it, (iii) accept the Award described in the Award Agreement, (iv) agree to be bound by the terms of the Plan and the Award Agreement, and (v) agree that all the decisions and determinations of the Board or the Committee shall be final and binding on me and any other person having or claiming a right under this Award.

Last Name, First Name

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